Exhibit 10.1

AMENDMENT TO AGREEMENT

BETWEEN LYDALL, INC. AND PETER FERRIS

Dated February 6, 2006 (sic)

This is an Amendment of the Agreement between Lydall, Inc. and Peter Ferris dated February 6, 2006 (sic). This Amendment is made in consideration of the mutual agreements and promises hereinafter set forth and for other good and valuable consideration.

All provisions of the Agreements are reaffirmed and will remain in full force and effect except that:

1.	The date of the Agreement shall be corrected to rectify the typographical error in the year listed as 2006 to the correct year when the agreement was made in 2007.

2.	In Section 3 (c), line 1 the phrase “The Company shall pay to the Employee 50% of the sum of…” shall be replaced with “The Company shall pay to the Employee the sum of…”.

3.	In Section 4 (c), lines 1-2 the phrase “The Company shall pay to the Employee as a severance benefit an amount equal to one (1) times the sum of…” shall be replaced with “The Company shall pay to the Employee as a severance benefit an amount equal to two (2) times the sum of…”

4.	In Section 3 (d) each of the references to 6 months shall be changed to 12 months.

5.	In Section 4 (e) the reference to 12 months shall be changed to 24 months.

Other than the modifications made above, all terms and conditions of the Agreement remain unchanged.

This amendment will be effective as of July 24, 2007.

IN WITNESS WHEREOF, Lydall and Peter Ferris have caused this Amendment to the Agreement to be executed in duplicate.

LYDALL, INC.

/s/ David Freeman	/s/ Peter Ferris
David Freeman	Peter Ferris
President and Chief Executive Officer	President, Charter Medical Ltd.